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                                                                   Exhibit 10.39


October 30, 2002


Ms. Stephanie Feraday
1 Algonquian Drive
Natick, MA 01760

Dear Stephanie:

I am very pleased to offer you the position of Vice President of Marketing at Netegrity, Inc., reporting directly to me. Your employment will begin on November 4, 2002. The base compensation for this position is $15,000 per month. In addition to your base compensation, you will be eligible to participate in the Corporate Bonus Plan, which offers the opportunity to achieve a bonus equal to 30% of your base compensation. Details for the 2003 Corporate Bonus Plan will be provided to you upon its approval by the Board of Directors.

Upon commencement of your employment, a proposal will be submitted to the Netegrity Board of Directors requesting approval to grant you an option to purchase 200,000 shares of Netegrity Common Stock. These will be Incentive Stock Options up to the limit allowed by the IRS and the remainder will be "non-qualified," which generally means that you will have taxable income at the time of its exercise. The exercise price of these options will be determined based on the closing trade price of Netegrity's stock on the day prior to the Board of Directors' approval of the grant. As long as you remain continuously employed by Netegrity, you will be able to exercise your right to purchase 6.25% of the option shares per quarter, beginning three months after the Board grants your options, subject to the terms of your written option agreement. You should consult your personal tax advisor if you have questions regarding the stock option grant.

Except in the case of change in control of Netegrity, in the event of involuntary termination that is not "for cause," you will receive six months of base salary and be eligible to continue participation in the Company's benefit plans, subject to the standard eligibility requirements for the Plans. For the purposes of this provision, the term "Cause" shall mean the occurrence of any one or more of the following: (a) You shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony; (b) You shall have intentionally committed any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company which has a material adverse effect on the Company; or (c) You shall have willfully and continually failed to substantially perform your reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness) or adhere to Netegrity's written policies that have been disclosed to you, which failure is not cured within 30 days after a written demand for substantial performance, describing such failure in reasonable detail, is received by you from the Company.

In the event of a change in control, you will be covered under the Retention Agreement that was
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approved by the Board of Directors on September 3, 2002, with standard terms and conditions for Officers of the Company.

Netegrity also offers you a complete benefits package, including health, dental, life and disability insurance; fifteen days of vacation and personal time combined; a 401(k) plan; and tuition reimbursement.

This offer for at-will, full time employment is conditional upon your arrival on your first day at work. Please sign and date both copies of this offer letter, the enclosed confidentiality and retention agreements. Return one copy of each to the attention of Nicole P. Ouellette, and keep one copy for yourself.

We welcome the opportunity to work with you. We appreciate your enthusiasm, skills, and experience, and look forward to your joining our team.

Regards,

/s/  Barry Bycoff

Barry Bycoff
Chairman, President & CEO

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I hereby accept the above position at Netegrity, according to the terms specified.

/s/ Stephanie A. Feraday                                    11/11/02
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